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                                                                   EXHIBIT 23.2


                         INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-112835 of Delta Air Lines, Inc. on Form S-4 of our report dated March 12, 2004, relating to the consolidated financial statements of Delta Air Lines, Inc. as of and for the years ended December 31, 2003 and 2002 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (1) the Company's change in its method of accounting for goodwill and other intangible assets, effective January 1, 2002, to conform with Statement of Financial Accounting Standards No. 142 and (2) the application of procedures relating to certain revised disclosures in Notes 5, 9, 16 and 21 related to the 2001 consolidated financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures), appearing in the Annual Report on Form 10-K of Delta Air Lines, Inc. for the year ended December 31, 2003, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP
Atlanta, Georgia
April 27, 2004